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                                                                    Exhibit 10.5

                                                          Minneapolis, Minnesota
 $67,759.00                                                   September 30, 1994



                                PROMISSORY NOTE


         FOR VALUE RECEIVED, Medi-Ject Corporation ("Debtor") hereby promises to pay to the order of Kerry Lake Company, a Limited Partnership or its successors or assigns, as the case may be ("Noteholder"), at Minneapolis, Minnesota, or such other place as may be specified in writing, the principal sum of sixty - seven thousand seven hundred fifty nine dollars ($67,759.00) together with simple interest which shall accrue on the unpaid balance at a rate of ten percent (10%) per annum. During the term of this note, 36 monthly payments in the amount of $2,186.39 each shall be payable on the first day of each month beginning November 1, 1994. The principal amount of this Promissory Note and any remaining accrued interest on it shall be payable to Noteholder on October 15, 1997. Debtor hereby waives presentment for payment, notice of dishonor, protest and notice of protest, and in the event of default hereunder, Debtor agrees to pay all costs of collection, including reasonable attorneys' fees.

 This Promissory Note and all amounts due hereunder are secured by a Security Agreement made this same date and delivered to Noteholder with this Promissory Note.

 This Promissory Note shall be governed by the laws of the state of Minnesota.

 IN WITNESS WHEREOF, Debtor has executed this Promissory Note as of the date first written above.

                                        MEDI-JECT CORPORATION


                                        By:  /s/ Franklin Pass
                                            ----------------------
                                             Franklin Pass

                                        Its: Chairman & CEO